EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-109315) of SLM Corporation of our report dated June 15, 2012 relating to the statement of net assets available for benefits as of December 31, 2011 of Sallie Mae 401(k) Savings Plan, which appears in this Form 11-K.

/s/ Reznick Group, P.C.

Vienna, Virginia

June 26, 2013